Exhibit 99.1

Contact:

Frank Khulusi, Chairman, President and CEO

Brandon LaVerne, Interim CFO

PC Mall, Inc.

(310) 354-5600

or

Budd Zuckerman, (303) 415-0200

Genesis Select

PC MALL REPORTS RECORD THIRD QUARTER

DILUTED EARNINGS PER SHARE OF $0.22 ON 19% REVENUE GROWTH

Highlights:

•	Record third quarter operating profit of $5.8 million in Q3 2007 compared to Q3 2006 operating profit of $4.1 million.

•	Record third quarter diluted earnings per share of $0.22 in Q3 2007 compared to $0.15 in Q3 2006.

•	Record consolidated net sales of $287.7 million for Q3 2007, an increase of 19%, compared to consolidated net sales of $242.2 million for Q3 2006.

•	Commercial net sales for Q3 2007 increased 12% from Q3 2006.

•	Public sector net sales for Q3 2007 increased 79% from Q3 2006.

•	Consumer net sales for Q3 2007 increased 3% from Q3 2006.

Torrance, California –October 30, 2007 — PC Mall, Inc. (NASDAQ:MALL - news) today reported Q3 2007 diluted earnings per share of $0.22 compared with $0.15 for Q3 2006. Net income for Q3 2007 was $3.0 million, an increase of $1.1 million or 56% from Q3 2006. Consolidated net sales for Q3 2007 were $287.7 million, an increase of $45.5 million or 19% from consolidated net sales of $242.2 million in Q3 2006.

Frank Khulusi, Chairman, President and CEO of PC Mall, Inc. said, “We are very pleased with our record third quarter 2007 results. Our laser-sharp focus on profitability and sales growth has contributed to this strong performance.”

Khulusi continued, “On September 17, 2007, we completed the acquisition of SARCOM, Inc., one of the nation’s largest independent IT solutions providers. We believe that SARCOM, now a wholly-owned subsidiary of PC Mall, Inc., will enhance PC Mall’s capabilities as a reseller of advanced technology product solutions and services. Additionally, we look forward to the fourth quarter as we enter the holiday season on the heels of Apple’s OS X Leopard launch, and we remain focused on profitability and sales growth. We are very pleased that we have achieved a 2% consolidated operating profit margin for Q3 2007. We expect that there will be fluctuations in our quarterly operating profit margin, in part as a result of probable fluctuations in sales and the various components of gross margin, and other factors.”

Q3 2007 consolidated net sales were $287.7 million compared to $242.2 million in Q3 2006, an increase of $45.5 million. Core business (which excludes OnSale.com) net sales for Q3 2007 were $283.3 million compared with $239.9 million in Q3 2006, an increase of 18%. Public sector sales increased by 79% primarily due to the products business acquired from GMRI in September 2006 and a strong finish in the federal government sales season. Commercial net sales grew 12% in Q3 2007 compared to Q3 2006, primarily due to increases in account executive productivity and approximately $8 million of SARCOM’s sales from September 17 through the end of the quarter. Consumer net sales increased by 3% in Q3 2007 compared to the same quarter last year primarily due to increased sales of Apple products, offset by some delayed purchases due to the pending release of Apple’s OS X Leopard, which started shipping in late October. OnSale.com net sales were $4.4 million in Q3 2007, an increase of 94% from Q3 2006.

Consolidated gross profit in Q3 2007 increased to $34.2 million compared to $31.6 million in Q3 2006 primarily due to the increase in sales discussed above. Consolidated gross profit margin for Q3 2007 decreased to 11.9% from 13.0% in Q3 2006 primarily due to a reduction in a single vendor consideration program beginning in the fourth quarter of 2006. This reduction was previously anticipated and announced last year. Consolidated gross profit margin for Q3 2007 also includes the effect of a significant year-over-year increase in federal government sales at lower product margins.

Consolidated SG&A expenses as a percent of net sales declined to 9.9% in Q3 2007 compared to 11.3% in Q3 2006, primarily due to decreases in labor costs as a percentage of net sales, and operating leverage in other areas of our business.

Commercial and public sector account executive headcount included in SG&A, excluding SARCOM, at the end of Q3 2007 amounted to 569 employees, down 37 account executives from Q3 2006 and down 5 account executives from Q2 2007. Total account executives, including those focused on commercial, public sector and consumer customers, excluding SARCOM, numbered 665 at the end of Q3 2007, down 37 account executives from Q3 2006, but up 19 account executives from Q2 2007. Average tenure for a commercial and public sector account executive at the end of Q3 2007 was 36 months, with 7% of the commercial and public sector workforce in training, 33% with less than one year experience and 45% with less than two years experience.

We had cash and cash equivalents of $9.8 million at September 30, 2007 compared to $5.8 million at December 31, 2006. Accounts receivable at September 30, 2007 of $160.5 million increased by $46.3 million from December 31, 2006, primarily due to the acquisition of SARCOM as well as increased sales to commercial customers. Our inventory of $59.7 million at September 30, 2007 represents an increase of $8.4 million from December 31, 2006. Accounts payable increased by $34.6 million from December 31, 2006, primarily due to timing of vendor payables and the addition of payables of SARCOM. Total outstanding borrowings under our line of credit and term note increased by $29.6 million to $64.3 million at September 30, 2007 from December 31, 2006, primarily due to financing related to the SARCOM acquisition.

* * *

Conference Call

Management will hold a conference call on Tuesday, October 30, 2007 at 10:00 a.m. Eastern time (7:00 a.m. Pacific time) to discuss the third quarter results. To listen to PC Mall management’s discussion of the third quarter results live, access the PC Mall website, www.pcmall.com, and click on the Investor Relations section.

A conference call replay will be available immediately following the call until November 19, 2007 and can be accessed by calling: (888) 286-8010 and inputting pass code 25739057.

About PC Mall

PC Mall, Inc., together with its subsidiaries, is a rapid response supplier of technology solutions for businesses, government and educational institutions as well as consumers. More than 100,000 different products from companies such as Apple, HP, IBM, Lenovo and Microsoft are marketed to customers using relationship-based selling, direct marketing, catalogs and the Internet (www.pcmall.com, www.macmall.com, www.pcmallgov.com, www.gmri.com, www.wareforce.com, www.sarcom.com and www.onsale.com). Customer product orders are rapidly filled by our distribution center strategically located near FedEx’s main hub or by our extensive network of distributors, which is one of the largest networks in the industry.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding our expectations, hopes or intentions regarding the future, including, but not limited to, expectations or statements relating to the impact of the SARCOM acquisition on our capabilities and our hopes regarding the fourth quarter of 2007, future sales, our positive operating results trend line, future gross margin, and future operating profits or future operating profit margin. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause our actual results to differ materially include without limitation the following: uncertainties relating to the relationship between the number of our account executives and productivity; decreases in revenues related to consumer, commercial and public sector sales including, but not limited to, potential decreases in sales resulting from the loss of customers; risks related to our ability to retain key personnel; risks associated with acquisitions of other businesses (including our recent acquisition of SARCOM), including the challenges and costs of closing, integration and achieving synergies expected from such acquisitions; the impact of acquisitions on relationships with key customers and vendors; potential decreases in sales related to changes in our vendors products; increased competition and pricing pressures, including, but not limited to, increased competition from direct sales by some of our largest vendors; risks of decreased sales related to the potential lack of availability of government funding applicable to our public sector contracts; availability of key vendor incentives and other vendor assistance; the impact of seasonality on our sales; availability of products from third party suppliers at reasonable prices; risks of business and other conditions in the Asia Pacific region and our limited experience operating in the Philippines, which could prevent us from realizing expected benefits from our Philippines operations; increased expenses, including, but not limited to, uncertainties relating to our ability to replace any part of our existing Canadian labor subsidy, which expires in December 2007; interest expense; our advertising, marketing and promotional efforts may be costly and may not achieve desired results; uncertainties relating to our ability to identify suitable acquisition targets, to complete acquisitions of identified targets and to integrate companies we may acquire, including SARCOM; risks due to shifts in market demand or price erosion of owned inventory; risks related to foreign currency fluctuations; litigation by or against us; availability of financing, including availability under our existing credit lines; and inability to convert back orders to completed sales. Additional factors that could cause our actual results to differ are discussed under the heading "Risk Factors" in Item 1A, Part II of our Form 10-Q for the quarterly period ended June 30, 2007, on file with the Securities and Exchange Commission, and in our other reports filed from time to time with the SEC. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statements.

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-Financial Tables Follow-

PC MALL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net sales	$287,688	$242,171	$807,426	$710,512
Cost of goods sold	253,509	210,615	707,503	620,533
Gross profit	34,179	31,556	99,923	89,979
Selling, general and administrative expenses	28,413	27,480	84,315	83,339
Operating profit	5,766	4,076	15,608	6,640
Interest expense, net	800	912	2,530	2,912
Income before income taxes	4,966	3,164	13,078	3,728
Income tax expense	1,988	1,256	5,233	1,480
Net income	$2,978	$1,908	$7,845	$2,248

Basic and Diluted Earnings Per Common Share
Basic	$0.24	$0.16	$0.63	$0.19
Diluted	0.22	0.15	0.58	0.18

Weighted average number of common shares outstanding:
Basic	12,626	12,214	12,480	11,978
Diluted	13,735	12,927	13,611	12,842

PC MALL, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except per share amounts and share data)

	September 30, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$9,799	$5,836
Accounts receivable, net of allowances of $4,583 and $4,630	160,524	114,184
Inventories, net	59,711	51,268
Prepaid expenses and other current assets	9,322	8,497
Deferred income taxes	4,564	4,594
Total current assets	243,920	184,379
Property and equipment, net	9,255	8,055
Deferred income taxes	1,034	6,248
Goodwill	34,024	3,525
Intangible assets, net	5,538	931
Other assets	480	429
Total assets	$294,251	$203,567

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$110,452	$75,837
Accrued expenses and other current liabilities	23,661	20,215
Deferred revenue	16,243	11,964
Line of credit	58,915	32,477
Note payable – current	775	500
Total current liabilities	210,046	140,993
Note payable and other long-term liabilities	4,873	1,750
Total liabilities	214,919	142,743
Commitments and contingencies
Redeemable common stock, $0.001 par value, 633,981 shares issued and outstanding	7,500	—
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.001 par value; 30,000,000 shares authorized; 13,611,035 and 12,648,720 shares issued; and 13,316,835 and 12,354,520 shares outstanding, respectively	14	13
Additional paid-in capital	89,438	87,465
Treasury stock, at cost: 294,200 shares	(1,015)	(1,015)
Accumulated other comprehensive income	1,430	241
Accumulated deficit	(18,035)	(25,880)
Total stockholders’ equity	71,832	60,824
Total liabilities and stockholders’ equity	$294,251	$203,567